FOR IMMEDIATE RELEASE: Thursday, February 1, 2001

CONTACT:  Gregory L. Wilson
          Chairman and President
          Bradley T Nielson
          CFO/COO
          Mity-Lite, Inc.
          801-224-0589

MITY ENTERPRISES, INC. RETAINS INVESTMENT BANK TO EXPLORE STRATEGIC
ALTERNATIVES

OREM, UTAH -- MITY Enterprises, Inc. (Nasdaq: MITY - news), a designer, manufacturer and marketer of a variety of institutional furniture, today announced that it is has retained McDonald Investments Inc., A KeyCorp Company, to assist it in exploring strategic alternatives for the Company. In addition, the Company will continue with its recently announced decision to explore the possible sale of its CenterCore product line. McDonald Investments is a well respected national investment bank based in Cleveland, Ohio.

"McDonald Investments is recognized for its successful completion of significant transactions in the office furniture industry and high growth industrial businesses," said Gregory L. Wilson, President and Chief Executive Officer of MITY Enterprises. "McDonald's expertise in this field will be instrumental in developing strategic alternatives as we seek ways to maximize shareholder value."

MITY Enterprises consists of five operating units, including Mity-Lite, Broda, Domore Dispatch, Domore/DO3 Systems, and CenterCore Systems. Wilson added, "With our strong niche positioning and financial strength, the Company believes the current financial markets are not fairly valuing the enterprise as a whole."

Founded in 1987, MITY Enterprises Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. The Company focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture, healthcare seating, call center furniture, specialty office seating, office systems and dispatch furniture. The Company's products are marketed under the Mity-Lite, Broda, CenterCore, Domore, DO3, Corel and JG trade names. Headquartered in Utah, MITY Enterprises serves national and international customers directly and through distributors. For further information, visit the Company online at www.mitylite.com.

This press release contains "forward-looking statements" related to (i) MITY Enterprises' exploration of strategic alternatives, including potential transactions arising from that process, and (ii) its continued evaluation of the potential sale of its CenterCore product line. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and inherently are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that would cause or contribute to such differences include, but are not limited to, (a) MITY Enterprises' and McDonald Investment's ability to develop viable strategic alternatives, (b) the ability of MITY Enterprises to pursue those strategic alternatives, (c) the attractiveness of the CenterCore product line to a potential buyer, (d) MITY Enterprises' ability to sell the CenterCore product line on acceptable terms and (e) other risks and uncertainties detailed in MITY Enterprises' periodic report filings with the Securities and Exchange Commission. All forward-looking statements in this press release are based upon information available as of the date of this release. Such information may change or become invalid after the date of this release, and by making these forward-looking statements, MITY Enterprises undertakes no obligation to update these statements for revisions or changes after the date of this release.